Exhibit 15.3

28 June, 2013

Sky-mobi Limited

10/F, Building B, United Mansion

No. 2, Zijinghua Road

Hangzhou, Zhejiang 310013

People’s Republic of China

Dear Sirs,

Sky-mobi Limited (the “Company”)

Annual Report on Form 20-F

We hereby consent to the summary of and reference to our opinion in the Company’s annual report on Form 20-F for the year ended 31 March 2013 with the U.S. Securities and Exchange Commission (the “SEC”) on June 28, 2013 and the incorporation by reference of such information in Form S-8 (file number 333-175709) filed by the Company on 22 July, 2011 pursuant to U.S. Securities Act Rules 436(a). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited
Conyers Dill & Pearman (Cayman) Limited